UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No. 2)

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the commission only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

NATUS MEDICAL INCORPORATED

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Explanatory Note

We filed our Definitive Proxy Statement on Schedule 14A with the Securities and Exchange Commission on April 27, 2007 (the “Original Proxy”). This amended Definitive Proxy Statement on Schedule 14A is being filed to correct errors on page 24 of the Original Proxy in the Grants of Plan Based Awards table in the column headed Grant Date Fair Value of Stock and Option Awards. We became aware of these errors following the filing of the Original Proxy and prior to the mailing of the Original Proxy to our shareholders. Shareholders will receive a copy of the corrected proxy statement filed herewith.

Natus Medical Incorporated

1501 Industrial Road

San Carlos, California 94070

www.natus.com

(650) 802-0400

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

The 2007 Annual Meeting of Stockholders of Natus Medical Incorporated will be held on Thursday, June 14, 2007, at 9:30 a.m., Pacific Time, at our headquarters located at 1501 Industrial Road, San Carlos, California 94070 for the following purposes:

1.	To elect two directors to serve for a term of three years;

2.	To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2007; and

3.	To transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Stockholders who owned shares of our stock at the close of business on Friday, April 27, 2007, are entitled to attend and vote at the meeting. A complete list of these stockholders will be available during normal business hours for ten days prior to the meeting at our headquarters located at 1501 Industrial Road, San Carlos, California 94070. A stockholder may examine the list for any legally valid purpose related to the meeting. The list will also be available during the annual meeting for inspection by any stockholder present at the meeting.

Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly by the Internet or by phone or by completing, dating, signing and returning the enclosed proxy card as promptly as possible in the accompanying reply envelope.

For the Board of Directors of

NATUS MEDICAL INCORPORATED

/s/ James B. Hawkins

JAMES B. HAWKINS

President and Chief Executive Officer

San Carlos, California

May 8, 2007

YOUR VOTE IS IMPORTANT

PLEASE SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	The Board of Directors (the “Board”) of Natus Medical Incorporated, (the “Company”, “we”, “our”), a Delaware corporation, is providing these proxy materials to you in connection with the annual meeting of stockholders of Natus that will take place on June 14, 2007. As a stockholder as of the record date, April 27, 2007, you are invited to attend the annual meeting, and are entitled, and requested, to vote on the items of business described in this proxy statement. We are sending the proxy materials on or about May 8, 2007 to all our stockholders as of the record date.

Q:	What information is contained in this proxy statement?

A:	The information included in this proxy statement relates to the proposals to be voted on at our annual meeting, the voting process, the compensation of directors and executive officers, and certain other required information.

Q:	How may I obtain Natus’ Form 10-K?

A:	A copy of our 2006 Annual Report on Form 10-K is enclosed.

Stockholders may request another free copy of the 2006 Form 10-K from:

Natus Medical Incorporated

Attn: Investor Relations

1501 Industrial Road

San Carlos, CA 94070

(650) 802-0400

Our 2006 Annual Report on Form 10-K is also available on the website of the Securities and Exchange Commission at www.sec.gov.

We will also furnish any exhibit to our 2006 Annual Report on Form 10-K if specifically requested in writing.

Q:	What items of business will be voted on at the annual meeting?

A:	The following items will be voted on at the annual meeting:

•	The election of two directors for a term of three years;

•	The ratification of Deloitte & Touche LLP, an independent registered public accounting firm, as auditors for the year ending December 31, 2007; and

•	Other business that properly comes before the annual meeting.

Q:	How does the Board recommend that I vote?

A:	Our Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of Deloitte & Touche LLP, an independent registered public accounting firm, as auditors for the year ending December 31, 2007.

Q:	What shares can I vote?

A:

Each share of Natus common stock issued and outstanding as of the close of business on April 27, 2007, the Record Date, is entitled to be voted on all items being voted upon at the annual meeting. You may vote all shares owned by you as of that date, including (1) shares held directly in your name as the stockholder of record and (2) shares held by you as the beneficial owner through a broker, trustee or other nominee, such as a bank. More information on how to vote these shares is contained in this proxy statement. On the Record Date we had approximately 21,544,047 shares of common stock issued and outstanding, and each outstanding share is entitled to one vote.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	Rather than holding shares in their own name, as a stockholder of record, most Natus stockholders hold their shares beneficially through a broker, trustee or other nominee. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you are considered, with respect to those shares, the stockholder of record and these proxy materials are being sent directly to you by Natus. As the stockholder of record, you have the right to grant your voting proxy directly to Natus or to vote in person at the meeting. Natus has enclosed or sent a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by another nominee you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or other nominee. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the annual meeting.

Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

Q:	How can I vote my shares in person at the annual meeting?

A:	Shares held in your name as the stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, you may also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the annual meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker, trustee or nominee.

By Internet—Stockholders of record of Natus common stock with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards. Most Natus stockholders who hold shares beneficially in street name may direct the voting of their shares by accessing the website specified on the voting instruction cards provided by their broker, trustee or nominee. Please check the voting instruction card for Internet voting availability.

By Telephone—Stockholders of record of Natus common stock who live in the United States or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards. Most Natus stockholders who hold shares beneficially in street name and live in the United States or Canada may direct the voting of their shares by phone by calling the number specified on the voting instruction cards provided by their broker, trustee or nominee. Please check the voting instruction card for telephone voting availability.

By Mail—Stockholders of record of Natus common stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Natus stockholders who hold shares beneficially in street name may vote by mail by completing, dating and signing the voting instruction cards provided and mailing them in the accompanying pre-addressed envelopes.

Q:	Can I change my vote or otherwise revoke my proxy?

A:	You may change your vote at any time prior to the vote at the annual meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes your earlier proxy), by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the annual meeting and voting in person.

Q:	Is my vote confidential?

A:	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Natus or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation.

Q:	How many shares must be present or represented to conduct business at the annual meeting?

A:	A majority of shares of our common stock entitled to vote must be present in person or represented by proxy to meet the quorum requirement for holding the annual meeting and transacting business. Both abstentions and broker non-votes are counted for the purpose of determining the presence of a quorum.

Q:	Will my shares be voted if I do not return my proxy card?

A:	If your shares are held in street name, your broker may, under certain circumstances, vote your shares. Brokerage firms have authority to vote client’s unvoted shares on some “routine” matters. If you do not give a proxy to vote your shares, your broker may either (1) vote your shares on “routine” matters, such as the election of directors and the ratification of auditors, or (2) leave your shares unvoted. In addition, the terms of the agreement with your broker may grant your broker discretionary authority to vote your shares.

Q:	What is the voting requirement to approve each of the proposals?

A:	In the election of directors, the two nominees receiving the highest number of “FOR” votes at the annual meeting will be elected. Our Corporate Governance Principles and Practices provide that if a nominee for election to the Board of Directors had a greater number of votes “withheld” than the number of votes cast for his or her election, such director shall tender his or her resignation from the Board and the Nominating and Governance Committee will determine the action to be taken with respect to such tendered resignation.

The proposal for ratification of the independent auditors requires a “FOR” vote by a majority of those shares present in person or represented by proxy and entitled to vote on that proposal at the annual meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owners and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained. Abstentions have the same effect as votes against the matter.

Q:	How are votes counted?

A:	In the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees.

For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST.” If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of Natus’s nominees to the Board and “FOR” ratification of the independent auditors).

Q:	Is cumulative voting permitted for the election of directors?

A:	Yes. Every stockholder voting to elect a director may cumulate such stockholder’s votes and give to one of the candidates to be elected a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder is entitled, or distribute the stockholder’s votes on the same principle among as many candidates as the stockholder thinks fit, provided that votes cannot be cast for more than the number of directors to be elected. In their discretion, the proxy holders may, when voting for directors, cumulate the votes represented by the proxies received. No stockholder shall be entitled to cumulate votes for a candidate unless such candidate’s name has been properly placed in nomination prior to the voting and the stockholder, or any other stockholder, has given notice at the annual meeting, prior to the voting, of the intention to cumulate the stockholder’s votes. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy using the enclosed form, the persons named as proxy holders, James B. Hawkins and Steven J. Murphy, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates that may be nominated by the Board of Directors.

Q:	What should I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	How may I obtain an additional set of voting materials?

A:	If you wish to receive an additional set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials from:

Natus Medical Incorporated

Attn: Investor Relations

1501 Industrial Road

San Carlos, CA 94070

Q:	Who will bear the cost of soliciting votes for the annual meeting?

A:	Natus is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the Internet, you are responsible for Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employee who will not receive any additional compensation for such solicitation activities. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to stockholders.

Q:	Where can I find the voting results of the annual meeting?

A:	We intend to announce preliminary voting results at the annual meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2007.

Q:	What is the deadline to propose actions for consideration or to nominate individuals to serve as directors?

A:	Although the deadline for submitting proposals or director nominations for consideration at the 2007 annual meeting has passed, you may submit proposals and director nominations for consideration at future stockholder meetings.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in the Natus proxy statement for the annual meeting next year the written proposal must be received by the Corporate Secretary of Natus at our principal executive offices no later than January 9, 2008. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this years annual meeting, the deadline for inclusion of proposals in the Natus proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission regulations under Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Natus Medical Incorporated

Attn: Corporate Secretary

1501 Industrial Road

San Carlos, CA 94070

For a stockholder proposal that is not intended to be included in the Natus proxy statement under Rule 14a-8, the stockholder must provide the information required by, and give timely notice to the Corporate Secretary of Natus in accordance with, Section 2.3(b) of the Company’s Bylaws. For the 2008 annual meeting of stockholders, any such notice must be received by the Company not later than the close of business on March 9, 2008, provided that if the date of the 2008 annual meeting is moved more than 30 days from the anniversary date of this year’s meeting (which is the date contemplated in setting the notice provisions for the 2008 annual meeting) then such notice must be received a reasonable time before we begin the solicitation of proxies for the 2008 annual meeting.

Recommendation and Nomination of Director Candidates: The Nominating and Governance Committee will consider recommendations for candidates to be considered for nominations to the Board from stockholders who are entitled to vote in the election of directors at the annual meeting. A stockholder that desires to recommend a candidate for election to the Board should see the section entitled “Corporate Governance Principles and Board Matters; Policy for Director Recommendations and Nominations” below in this proxy statement

A stockholder that instead desires to nominate a person directly for election to the Board must meet all of the deadlines and information requirements set forth in Section 2.3(c) of the Company’s Bylaws and the rules and regulations of the Securities and Exchange Commission. For next year’s annual meeting of stockholders, any such nomination must be received by the Company not later than the close of business on March 9, 2008, provided that if the date of the 2008 annual meeting is moved more than 30 days from the anniversary date of this year’s meeting, then such notice must be received a reasonable time before we begin the solicitation of proxies for the 2008 annual meeting.

If you would like a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates, please contact the Corporate Secretary of Natus Medical Incorporated at our principal executive offices.

PROPOSALS

The proposals being presented for shareholder action are set forth on your proxy card and are discussed in detail below. Shares that you have the power to vote that are represented by proxy will be voted at the meeting in accordance with your instructions.

Proposal No. 1—Election of Directors

The Board is divided into three classes. Each class is elected for a term of three years, so that the term of one class of directors expires at each meeting. There are two nominees for election to the Board this year—Robert A. Gunst and James B. Hawkins. Each of the nominees is presently a member of the Board whose term expires at the meeting. Information regarding the business experience of each nominee and other members of the board is provided below. Each of the directors elected will serve a three-year term until our annual meeting in 2010 and until their respective successors are elected. There are no family relationships among our executive officers and directors.

If you sign your proxy or voting instruction card but do not give instructions with respect to the voting of directors, your shares will be voted for the two persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy or voting instruction card.

Our Board recommends a vote FOR the election to the Board of each of Messrs. Gunst and Hawkins.

Vote Required

The two persons receiving the highest number of “for” votes represented by shares of Natus common stock present in person or represented by proxy and entitled to be voted at the annual meeting will be elected. Our Corporate Governance Principles and Practices provide that if a nominee for election to the Board of Directors had a greater number of votes “withheld” than the number of votes cast for his or her election, such director shall tender his or her resignation from the Board and the Nominating and Governance Committee will determine the action to be taken with respect to such tendered resignation.

Nominees for Election

Robert A. Gunst Director since 2004 Age 59	Mr. Gunst was appointed Chairman of the Board in December 2004. Mr. Gunst is currently a private investor and serves on the Board of Directors of Phoenix Footwear Group, Inc.. He was the president and chief executive officer of The Good Guys, Inc. from 1990 to 1999. Mr. Gunst is also a member of the Dean’s Advisory Council of the Graduate School of Management at the University of California, Davis. He holds a Bachelor of Arts degree in Economics from Dartmouth College and a Masters Degree in Business Administration from the University of Chicago’s Graduate School of Business.

James B. Hawkins Director since 2004 Age 51	Mr. Hawkins joined Natus as President, Chief Executive Officer, and Director in April 2004. Prior to joining Natus, Mr. Hawkins was President, Chief Executive Officer, and a Director of Invivo Corporation, a developer and manufacturer of multi-parameter vital sign monitoring equipment, and its predecessor, from 1985 through January 2004. Mr. Hawkins also served as Secretary of Invivo from 1986 until January 2004. He earned his undergraduate degree in Business Commerce from Santa Clara University and holds a Masters of Business Administration degree from San Francisco State University.

Continuing Directors

Doris E. Engibous Director since 2004 Age 52	Ms. Engibous has served as President and Chief Executive Officer of GRAFTcath, an early stage medical technology company, since September 2004. From August 2003 to September 2004, Ms. Engibous served as a consultant and advisor to medical technology companies. Ms. Engibous served as President of Nellcor, a Tyco Healthcare Group/Tyco International, Ltd. Business from 2000 through August 2003. She holds a Bachelor of Science degree in Chemical Engineering from the University of Michigan.

Kenneth E. Ludlum Director since 2002 Age 53	Mr. Ludlum has served as Senior Vice President and Chief Financial Officer of Zonare Medical Systems since March 2007. He was President, Chief Executive Officer, and Chairman of the Board of Directors of Revivant Corporation from June 2003 until its sale to Zoll Medical Corporation in October 2004. Mr. Ludlum has also been an investor, advisor and board member for several medical and technology companies and currently serves on the board of directors of Thermage, Inc. He holds a Bachelor of Science degree in Business from Lehigh University and a Masters of Business Administration degree from Columbia University.

Mark D. Michael Director since 2004 Age 56	Mr. Michael is currently a private investor, director and consultant. He has served as the Senior Executive Advisor to Control Risks Group since March 2007. Mr. Michael was Senior Vice President Legal, General Counsel, and Secretary of 3Com from 1997 through September 2003. Mr. Michael serves on the Board of Directors of Nollenberger Capital Partners, Inc. He holds a Bachelor of Arts degree in History from Stanford University and a Juris Doctorate from the University of California Los Angeles School of Law.

William M. Moore Director since 1987 Age 58	Mr. Moore is one of our co-founders. He has served as a partner of Blue Line Partners, a private equity firm, since February 2004, and currently serves on the Board of Directors of Criticare Systems, Inc.. From March 2003 until February 2004, Mr. More was a general partner of Alpine Partners, a venture capital firm. Mr. Moore served as Chief Executive Officer of Metasensors, Inc., a medical device company, from 1997 to March 2003. Mr. Moore holds a Bachelor of Science degree in Business from the University of Utah.

Proposal No. 2—Ratification of Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board has appointed Deloitte & Touche LLP, an independent registered public accounting firm, to audit Natus’s consolidated financial statements for the year ending December 31, 2007.

Stockholder ratification of the selection of Deloitte & Touche LLP as our independent auditors is not required by applicable law, our certificate of incorporation, our Bylaws or otherwise. However, the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Natus and its stockholders.

Representatives of Deloitte & Touche are expected to attend the annual meeting, where they are expected to be available to respond to appropriate questions and, if they desire, to make a statement.

Auditor Fees Incurred by Natus in 2006 and 2005

Fees for professional services provided by our independent registered public accounting firm in the past two years are:

	2006	2005
Audit Services Fees (1)	$1,052,000	$493,000
Audit-Related Fees (2)	317,000	10,000
Tax Fees	—	—
All other fees	—	—

Total	$1,369,000	$584,000

(1)	Audit services fees are fees for the annual audit of our consolidated financial statements. Audit services fees also include the audit of our internal control over financial reporting for 2006, and the review of the financial statements included in our Quarterly Reports on Form 10-Q. This category also includes fees for services that generally only the principal auditor reasonably can provide to a client, such as procedures related to the audit of income tax provisions and related valuation allowances, consents, and assistance with and review of documents filed with the Securities and Exchange Commission.
(2)	Audit-related fees are fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes primarily fees for assistance in financial due diligence and attestation services related to mergers and acquisitions.

In January 2007 we retained, with the approval of our Audit Committee, Deloitte & Touche LLP to provide certain tax advisory services to us.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

Our Audit Committee pre-approves all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by our independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Our Audit Committee may also pre-approve particular services on a case-by-case basis.

Our Board recommends a vote FOR the ratification of Deloitte & Touche LLP, an independent registered public accounting firm, as Natus’ auditors for year ending December 31, 2007. If the appointment is not ratified, the Audit Committee will consider whether it should select other independent auditors.

Vote Required

Ratification of the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as auditors for 2007 requires the affirmative vote of a majority of the shares of Natus common stock present in person or represented by proxy and entitled to be voted at the meeting.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Natus is committed to having sound corporate governance principles. Having such principles is essential to running our business effectively and to maintaining our integrity in the marketplace. Our Code of Business Conduct and Ethics which applies to all Natus employees, including our principal executive officer and principal financial officer, is available on our Internet website at http://www.natus.com. The Code of Business Conduct and Ethics can be found in the ‘Governance” section of our “Investor” webpage. Our Code of Business Conduct and Ethics complies with the rules of the SEC and the listing standards of the Nasdaq Stock Market. We have also adopted complaint procedures for accounting and auditing matters. Concerns relating to accounting, internal accounting controls or auditing matters may be brought to the attention of our Audit Committee through our anonymous reporting system described in the Code of Conduct and Ethics.

Board Independence

The Board has determined that, except for James B. Hawkins, our President and Chief Executive Officer, each of our current directors has no material relationship with Natus (either directly or as a partner, shareholder or officer of another organization that has a material relationship with Natus) and is independent within the meaning of the Nasdaq Stock Market (“Nasdaq”) director independence standards. Furthermore, the Board has determined that each of the members of each of the committees of the Board has no material relationship with Natus (either directly or as a partner, stockholder or officer of an organization that has a material relationship with Natus) and is “independent” within the meaning of the Nasdaq director independence standards, including in the case of the members of the Audit Committee, the heightened “independence” standard required for such committee members set forth in the applicable SEC rules.

Board Structure and Committee Composition

As of December 31, 2006, our Board had six directors divided into three classes with each class being equal in number and with a three-year term for each class. As of December 31, 2006, the classes were comprised as follows:

Nominees for director whose terms will expire in 2010	Present directors whose terms expire in 2009	Present directors whose terms expire in 2008
Robert A. Gunst	Doris E. Engibous	Kenneth E. Ludlum
James B. Hawkins	William M. Moore	Mark D. Michael

The Board has a standing Audit Committee, Compensation Committee, and Nominating and Governance Committee. The membership during the last year and the function of each of the committees are described below. Each of these committees operates under a written charter adopted by the Board. All of those committee charters are available on our Internet website at http://www.natus.com. The charters can be found in the “Governance” section of our “Investor” webpage. During 2006, each director attended at least 75% of all Board and applicable committee meetings.

Name of Director	Board	Audit	Compensation	Nominating and Governance
Non-Employee Directors
Doris E. Engibous	X		X	X
Robert A. Gunst	X	X	X
Kenneth E. Ludlum*	X	X
Mark D. Michael	X	X		X
William M. Moore	X		X	X

Employee Director
James B. Hawkins	X

Number of Meetings in 2006	10	12	6	1

X =	Committee Member
*	The Board has determined that Mr. Ludlum is an “audit committee financial expert” within the meaning of the rules promulgated by the Securities and Exchange Commission.

We encourage our directors to attend our annual meeting of stockholders and we typically hold a regularly scheduled meeting of our board of directors on the same day as the annual meeting. All of our directors attended the 2006 annual meeting of stockholders.

Audit Committee

The Audit Committee oversees and monitors our accounting and financial reporting processes, our financial statement audits, audits of our internal controls over financial reporting, the qualifications, independence and performance of our independent registered public accounting firm, and our internal accounting and financial controls. The Committee also pre-approves audit and non-audit services, reviews, approves and monitors our Code of Business Conduct and Ethics with respect to our Chief Executive Officer, Chief Financial Officer, and other senior financial officers, and establishes procedures for receiving and handling complaints regarding accounting, internal accounting controls, or auditing matters. The report of the Audit Committee for 2006 is included in this proxy statement. The charter of the Audit Committee is available on our corporate website.

Compensation Committee

The Compensation Committee is responsible for determining or recommending to the Board of Directors salaries, incentives and other forms of compensation for executive officers and other employees and administers various incentive compensation and benefit plans. The charter of the Compensation Committee is available on our corporate website.

Under Delaware law the Compensation Committee has the ability to delegate powers to a subcommittee of its members. The Board of Directors may also delegate the right to grant certain equity awards to one or more officers of the Company, provided that such officer may not make awards to himself, and our Board of Directors has authorized our Chief Executive Officer to make aggregate grants not to exceed a specified threshold to employees who are not officers of Natus. Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of our executive officers and participates in the discussions of executive compensation other than the Compensation Committee’s decision-making processes with respect to the Chief Executive Officer’s compensation. Additional information about the Compensation Committee’s use of consultants and its processes is provided below under Compensation Discussion and Analysis.

Nominating and Governance Committee

The Nominating and Governance Committee is expected to identify, evaluate and recommend nominees to the Board of Directors as well as evaluate the composition, organization and governance of the Board of Directors and its committees and to develop and recommend corporate governance principles and policies. The Nominating and Governance Committee also supervises the Board of Directors’ annual review of director independence and the Board’s performance self-evaluation. The charter of the Nominating and Governance Committee is available on our corporate website.

Policy for Director Recommendations and Nominations

The Nominating and Governance Committee will consider board candidates recommended by Board members, management and security holders. Stockholders may submit their recommendations by confidential email to BoardofDirectors@natus.com; or mail or email to the Chairman of our Nominating and Governance Committee, or to the Chairman of the Board of Directors.

A stockholder seeking to recommend a nominee to the Nominating and Governance Committee should provide the information required by our Bylaws for stockholders directly nominating a person for election as a director at a stockholders’ meeting.

Our Bylaws also contain procedures by which stockholders may submit nominations for election at the Annual Meeting of Stockholders. Stockholders may receive a copy of our Bylaws by making a written request to the Secretary of the Company. We did not receive any recommendations for nominees from stockholders for consideration in this Proxy Statement.

Listed below are the minimum qualifications that the Nominating and Governance Committee believes must be met by all board nominees:

•

Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. They must also have an inquisitive and objective perspective, practical wisdom, and mature judgment. We endeavor to have a board representing diverse experience at policy-making levels in business, health care, and technology, and in areas that are relevant to our global activities;

•

Directors must have, and be willing to devote, sufficient time to carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time. Directors should not serve on more than four other boards of public companies in addition to the Natus Board; and

•

Director nominees must have demonstrated a history of good business judgment, and possess financial and governance literacy. They must have the experience and the value-adding temperament to be good outside directors of a public company.

The following are specific qualities or skills that the Nominating and Governance Committee believes are necessary for one or more of the Company’s directors to possess:

•	Experience with a publicly traded company, including experience as a proactive, diligent outside director is desirable;

•	Proven ability to understand the dynamic between management and Board members, and to effectively manage that dynamic for the benefit of the Company is important;

•	Experience with Wall Street, transactions, and managing operations is helpful; and

•	Some understanding of the medical device market is also helpful.

Members of the Nominating and Governance Committee will use their professional contacts to identify nominees. If necessary, outside recruiters will also be used. The Chairman of the Nominating and Governance Committee will collect and organize the data on potential nominees, and with the help of the Secretary of the Company will undertake initial due diligence evaluation into nominee qualifications and background. Members of the Nominating and Governance Committee, as well as the Chairman of the Board of Directors and all Board members, will interview those candidates that are nominated by the Committee. The full Board votes to approve nominees after considering the recommendation of the Nominating and Governance Committee.

Certain Relationships and Policies on Related Party Transactions

The Company has adopted and maintains a Code of Business Conduct and Ethics (the “Code”) that applies to all members of the Company’s Board of Directors, all executive officers of the Company, and to all other persons who are employees of the Company. This Code covers matters that the Company believes are supportive of high standards of legal and ethical business conduct, including those relating to fair dealing with those with whom the Company does business, the avoidance of conflicts of interest, confidentiality, the protection of corporate assets, special obligations applicable to those involved in our financial reporting, the Company’s obligation to make full, fair, accurate and timely disclosure in its filings with the Securities and Exchange Commission and in other public communications, compliance with laws, insider trading, and the reporting of violations of the Code. The Code can be found at the Company’s website, www.natus.com, under “Investors-Governance.”

The Code does not distinguish between potential conflict of interest transactions with executive officers or directors and those with other employees. It notes that all covered persons must avoid situations where their interests conflict, or would appear to conflict, with those of the Company. The Code notes that it is not possible to list all types of conflict situations, but provides examples of several types of scenarios that would involve a conflict of interest, including:

•	Use of Company property

•	Dealings with customers and suppliers

•	Interests in or relationships with other companies

•	Dealings with relatives

•	Reporting obligations

•	Loans

The Code requires that covered persons report to the Company’s Chief Executive Officer any ownership interest or other relationship that might affect their ability to exercise impartial, ethical judgments. The Code does not expressly set forth the standards that would be applied in reviewing or approving transactions in which directors or executive officers of the Company have a material interest. In general, any such transactions that are so identified would be submitted for approval to the Audit Committee of the Board of Directors, which is authorized by the Charter of the Audit Committee to review related party transactions. The Company expects that in reviewing, and potentially approving, any such transactions, that the Audit Committee would be provided with all material facts relative to the proposed transaction, the nature and extent of the director’s or executive officer’s interest in the transaction, and the terms upon which the products, services or other subject matter of the transaction could be provided by alternative sources. The Company further expects that any such transaction would be approved only if the Audit Committee determined that it was in the interest of the Company to proceed with it. The Company expects that pre-approval would be sought for any such transaction whenever practicable, and if pre-approval is not obtained, any such transaction would be submitted for ratification as soon as practicable.

Other than the relationship described below, and in the sections entitled “Director Compensation,” “Executive Compensation” and “Employment, Severance and Change of Control Agreements,” since January 1, 2006, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we or any of our subsidiaries were or will be a party in which the amount involved exceeded or will exceed $60,000 and in which any director, executive officer, holder of more than 5% of our common stock, or any member of his or her immediate family had or will have a direct or indirect material interest.

During 2006 the Company paid aggregate fees of approximately $170,000 to a law firm in which Mr. Hawkins’ sister-in-law is a principal. The payments were for legal services provided by the firm to the Company.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of Mr. Moore, Ms. Engibous and Mr. Gunst. Mr. Moore was our Chief Executive Officer from April 1989 to May 1992. During 2006, Mr. Hawkins, our president and chief executive officer, participated in discussions and decisions of the Compensation Committee regarding salaries and incentive compensation for our executive officers, but he was excluded from discussions regarding his own salary and incentive compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

Communicating with our Board

Any stockholder of Natus or any other party interested in communicating with the Board may contact any of our directors by writing to them c/o Natus Medical Incorporated, 1501 Industrial Road, San Carlos, California 94070. Stockholders may also communicate with the Board on a confidential basis by sending an email to BoardofDirectors@natus.com. The Nominating and Governance Committee has approved a process for handling stockholder communications received by the Company. Under that process, the corporate Secretary may review all stockholder communications and has the authority to disregard any communications that are inappropriate or irrelevant to Natus and its operations, or to take other appropriate actions with respect to such communications.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 27, 2007, concerning:

•	Beneficial owners of more than 5% of Natus common stock;

•	Beneficial ownership by current Natus directors and nominees, and the named executive officers set forth in the “Summary Compensation Table”; and

•	Beneficial ownership by all current Natus directors and executive officers as a group.

The information provided in the table is based on Natus’ records, information filed with the Securities and Exchange Commission and information provided to Natus, except where otherwise noted.

The number of shares beneficially owned by each entity, person, director or executive officer is determined under rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire as of June 26, 2007 (60 days after April 27, 2007) through the exercise of any stock option or other right. The address for those individuals for which an address is not otherwise provided is c/o Natus Medical Incorporated, 1501 Industrial Road, San Carlos, California 94070. Unless otherwise indicated, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table.

SECURITY OWNERSHIP TABLE

Name and Address	Shares Owned	Right to acquire beneficial ownership under options exercisable within 60 days	Total Owned	Percent of Class
Principal Stockholders
Nierenberg Investment Management Company, Inc. 19605 NE 8th Street Camas, WA 98607 (1)	3,858,914	—	3,858,914	17.9%

Directors, Nominees and Named Executive Officers
D. Christopher Chung, M.D.	15,577	209,167	224,744	1.0%
Doris E. Engibous	1,250	47,500	48,750	*
Robert A. Gunst	3,250	42,500	45,750	*
James B. Hawkins	32,310	399,166	431,376	2.0%
Kenneth E. Ludlum	41,450	3,500	44,950	*
Mark D. Michael	6,250	47,500	53,750	*
William L. Mince	59,981	49,168	109,149	*
William M. Moore (2)	106,322	208,500	314,822	1.4%
Steven J. Murphy	21,848	125,834	147,682	*
Kenneth M. Traverso (3)	129,123	309,167	438,290	2.0%
All Directors and Executive Officers as a group (10 persons) (4)	417,261	1,442,002	1,859,263	8.6%

*	Represents holdings of less than one percent.
(1)

Based on information reported on Form 4 filed with the Securities and Exchange Commission on August 21, 2006. Nierenberg Investment Management Company, Inc. is the general partner of several entities that hold our common stock, including the D3 Family Bulldog Fund L.P., the D3 Offshore Fund L.P., and the D3 Family Fund L.P., collectively, the D3 Family Funds. Nierenberg Investment Management Company has sole voting and investment power with respect to all of these shares.

(2)	Includes 99,892 shares held by The Moore Family Trust and 3,150 shares held by Mr. Moore’s spouse.
(3)	Includes 8,572 shares held by the Traverso Family Trust, 10,500 shares held in an IRA for the benefit of Mr. Traverso and 4,100 shares held in an IRA for the benefit of Mr. Traverso’s spouse.
(4)	Includes all shares referenced in notes 2 and 3 above.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission reports regarding their ownership and changes in ownership of our securities. We believe that, during fiscal 2006, our directors, executive officers and 10% stockholders complied with all Section 16(a) filing requirements. In making this statement, we have relied upon examination of the copies of Forms 3, 4 and 5, and amendments thereto, provided to us, and the written representations of our directors, executive officers and 10% stockholders.

COMPENSATION DISCUSSION AND ANALYSIS

General

Our executive compensation program is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time, to retain those individuals who continue to perform at or above the levels that we expect and to closely align the compensation of those individuals with the performance of our company on both a short-term and long-term basis.

The primary objectives of our executive compensation are:

•	To attract, motivate and retain a highly qualified executive management team;

•	To link executive compensation to our financial performance and accomplishment of strategic objectives;

•	To compensate competitively with the practices of similarly situated companies; and

•	To create management incentives designed to enhance stockholder value.

We compete in an aggressive and dynamic industry and, as a result, finding, motivating and retaining quality employees, particularly senior managers, sales personnel and technical personnel are important factors to our future success. The compensation philosophy seeks to align the interests of the stockholders and management by tying compensation to our financial performance, either directly in the form of salary and bonuses paid in cash, or indirectly in the form of equity awards. The compensation structure is designed to reward our employees if they achieve financials goals and also to reward them if they are successful in increasing stockholder value.

Our executive officers’ compensation currently has two primary elements of compensation—cash compensation, in the form of salary and annual cash bonuses, and equity awards, in the form of stock options and restricted stock grants. In addition, we provide our executive officers a variety of benefits that are available generally to all salaried employees. We set the salary component of executive officer cash compensation at a level we believe enables us to hire and retain individuals in a competitive environment and use cash bonuses to reward performance and contribution to our overall business goals. We explain below under each element how the Compensation Committee determines the amount paid or granted under such element.

In establishing compensation, we take into account the compensation that is payable by companies that we believe to be our competitors and by other companies with which we believe we generally compete for executives. To this end, our Compensation Committee works with management and outside compensation consultants to define the specific criteria used to identify appropriate market comparisons for establishing compensation levels and the mix of salary, bonuses and equity compensation, in order to best align executive compensation with the interest of our stockholders. When determining our peer companies, we focus on identifying companies with whom Natus competes directly for customers and employees. We also review the broader local market of similarly situated companies in the San Francisco Bay Area, as we find that we compete with these companies for qualified personnel. The committee, when determining peer companies, considers such additional elements as the size and complexity of the business as measured by market capitalization, revenue, net income and research and development investments. These metrics are then used to identify appropriate market reference points for gathering compensation data. We utilize salary as the base amount necessary to match our competitors for executive talent and we have utilized cash bonuses to reward performance achievements with a time horizon of one year or less. We utilize equity awards to reward long-term performance, with excellent corporate performance and extended officer tenure producing potentially significant value for the officer if value is created for all stockholders. The peer companies that we reviewed are: Abaxis; Analogic; Aspect Medical Systems; Cardiac Science; Cholestech; Digirad; Possis Medical; Rita Medical Systems; Sonosite; Thoratec; Vital Signs; and Zoll Medical.

We view the elements of compensation as related but distinct. We determine the appropriate level for each compensation element based in part, but not exclusively, on competitive benchmarking consistent with our recruiting and retention goals, our view of internal equity and consistency, and performance of the executive, both individually and relative to other considerations we deem relevant, such as rewarding extraordinary performance. We structure our compensation so that the base-line salary for our employees should be approximately the median of our peer companies. In 2006, our incentive plan was targeted to make cash bonus payments, (which are based on the performance of the Company as a whole) as a means to maintain overall cash compensation within the mid-range of our peer companies. For 2007, we approved a bonus plan that would provide cash bonus payments (again based on overall Company performance) that would allow total cash compensation to fall within the higher end of our peer companies if the Company significantly exceeds its financial operating plan for the year. This change for 2007 was made to better align the bonus opportunity with our pay-for-performance philosophy. We also think that, as is common in the medical device sector, equity awards are a significant compensation-related motivator in attracting and retaining employees, as well as aligning incentives with shareholder value creation. We further discuss our reasons for granting equity below. Our Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and immediate compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.

Our Compensation Committee’s current intent is to perform on a regular basis a strategic review of our executive officers’ overall compensation packages to determine whether they provide adequate incentives and motivation and whether they adequately compensate our executive officers relative to comparable officers in our peer group companies.

Cash Compensation Element

Natus seeks to provide cash compensation to its executive officers, including base salary and bonus, at levels that are commensurate with cash compensation of executives with comparable responsibility at similarly situated medical device companies. Annual increases in base salary are determined on an individual basis based on market data and a review of the officer’s performance and contribution to various individual, departmental and corporate objectives. In 2006, the executive officers, other than the Chief Executive Officer of the Company, received salary increases ranging from 4.9% to 10.4%. Cash bonuses are intended to provide additional incentives to achieve such objectives. The Committee has the discretion to adjust such bonuses when it believes that such adjustments are necessary in light of the circumstances. Cash bonuses for the Chief Executive Officer are based on achieving strategic objectives and reaching or exceeding performance targets that are based upon the extent to which the Company achieves or exceeds pre-tax profits, as approved by the Company Board of Directors. In determining the salaries and cash bonus of each of Natus’s executive officers, other than the Chief Executive Officer, we consider the recommendations of the Chief Executive Officer.

As was the case in 2005, the executive bonuses in 2006 were based on achievement of pre-tax profit targets, which corresponds to our goal of rewarding the executive team for Company-wide performance. The Company believed that it was reasonably likely that the Company would achieve the target levels of profitability for 2006. The Company exceeded such target levels of profitability and bonuses were paid in accordance with the formula provided in our 2006 bonus plan, as such pre-tax profit levels were adjusted to account for acquisition costs and FAS 123R. The Compensation Committee retains the discretion to pay bonuses that are above or below the target plan levels and to adjust the variables that constitute the targets for extra-ordinary events. Our Vice President, Marketing and Sales operated under a different incentive cash compensation structure than all other executive officers. He received quarterly commissions at specified percentages of sales, based on achieving a pre-determined threshold level of sales. We achieved such threshold and Mr. Traverso was paid his commissions in accordance with such plan. In addition, he received an annual bonus based on achievement of Company sales and earnings goals and achievement of strategic objectives.

Based on a review of public company proxy data and other relevant market data, we believe that cash compensation paid to Natus’s executive officers in 2006 was generally consistent with amounts paid to officers with similar responsibilities at similarly situated medical device companies.

At its December 14, 2006 meeting, the Compensation Committee approved annual salaries and a cash bonus plan for executive officers (other than the Vice President Marketing and Sales) of the Company based on the Company achieving its budgeted pre-tax profit for 2007. The Company believes that it is reasonably likely that the Company will achieve the target levels of profitability. The target bonus for the Chief Executive Officer is 75% of 2007 base salary and the target bonus for the other executive officers is 35% of their respective 2007 base salaries. The Chief Executive Officer’s cash bonus may range from 37.5% to a maximum of 112.5% of 2007 base salary, and the cash bonuses for the other executive officers may range from 17.5% to a maximum of 52.5% of their respective 2007 base salaries. For 2007, the executive officers received salary increases ranging from 7.1% to 12.5%. At an April 2007 meeting the Compensation Committee approved the non-salary cash compensation for our Vice President Marketing and Sales. He will receive commissions at specified percentages of sales, based on achieving a pre-determined threshold level of sales. The Company believes that it is reasonably likely that the threshold will be is achieved. In addition, Mr. Traverso is eligible to receive an annual bonus at the Compensation Committee’s discretion based on achievement of Company sales goals and achievement of strategic objectives.

We note that competition for qualified management and technical personnel in Natus’s industry is intense, and we expect such competition to remain intense for the foreseeable future. As a result, in order to enhance our access to qualified personnel, we believe that it will continue to be necessary to provide compensation packages, consisting of cash compensation and equity incentives that are at least competitive with, and in certain instances, superior to, compensation paid by other similarly situated companies.

Equity-Based Compensation Element

Equity based compensation aligns employee incentives with the interests of stockholders because (i) options have value only if the stock price increases over time and (ii) in the case of restricted stock, the value of such grant increases only if the stock price increases. Equity awards are granted to employees, including our executive officers, in the form of stock options and restricted stock, which in the case of options are granted with an exercise price equal to the market price on the date of grant. In addition, equity grants help retain key employees because they typically cannot be fully exercised or are subject to a right of repurchase for four years and, in the case of options, if not exercised, are forfeited if the employee leaves the employ of the Company. The four-year vesting schedule also helps keep employees focused on long-term performance. In addition, in 2006, the Company’s Board of Directors reduced the term of options granted under the Company’s equity-based compensation plans from ten years to six years in order to reduce the expense of such options under FAS 123R. In 2006, the Company reduced the award of stock options that would otherwise have been granted by 25% and granted restricted stock awards in amounts equal to one-half the number of shares that would have been covered by options that would otherwise have been granted.

The Compensation Committee approved all of the equity granted to our executive officers in 2006. With respect to equity granted to Natus’s executive officers, the Compensation Committee considers in making its determination as to the size of the equity grant the executive’s position with Natus, market data for peer companies provided by the Company’s compensation consultants and any other factors that the Committee may deem relevant. The number of shares subject to each equity grant is within the discretion of the Compensation Committee based on such factors, as well as equity grant guidelines approved by the Committee.

Equity-based compensation is granted to executive officers when the executive first joins us. In addition, additional equity based compensation may be granted in connection with a significant change in responsibilities. Further, we typically make annual equity awards to our executive officers, as was the case in 2006 based on the factors noted above. The committee’s procedure for timing of equity awards (restricted stock and stock options) provides assurances that grant timing is not being manipulated to result in a price that is favorable to employees. The annual equity grant date for all eligible employees, including executive officers, is the Compensation Committee meeting held in connection with the Company’s annual meeting. This date is established by the Compensation Committee in advance after the determination of the date of the Company’s annual meeting. The exercise price for all grants is the closing price on the last completed day of trading prior to any meeting of the Compensation Committee.

Compensation of the Chief Executive Officer

Mr. Hawkins’ compensation in 2006 consisted of the same components as for our other executive officers, including a base salary, annual bonus and equity compensation. We arrived at Mr. Hawkins’ annual salary for 2006, which was an increase of 6% from his base salary for 2005, based on a review of his individual performance and his achievement with respect to various performance targets and the salaries of CEOs of similarly situated companies. Mr. Hawkins’ bonus was determined based on achievement of pre-tax operating profit, as adjusted for acquisition costs and FAS 123R, that exceeded the Company’s Board of Director’s budget (such pre-tax profit targets were the same as those used for all other executive officers of the Company). Based on its determination that the Company achieved its strategic goals, the Compensation Committee decided to award Mr. Hawkins the maximum amount available under the 2006 bonus plan. However, Mr. Hawkins waived the right to receive the additional amount of bonus for achieving strategic objectives and requested that he be treated in the same manner as all other members of the executive team and be paid a bonus at the formula amount provided in the 2006 bonus plan. As a result, the Compensation Committee approved a cash bonus for Mr. Hawkins of $230,500. In addition, Mr. Hawkins also received a restricted stock award of 14,000 shares and a stock option grant of 80,000 shares on June 15, 2006. With respect to equity granted to Mr. Hawkins, the Compensation Committee considered market data for peer companies provided by the Company’s compensation consultants and any other factors that the Committee deemed relevant.

Employment Agreements and Change in Control Arrangements

We entered into employment agreements with William M. Mince and Kenneth M. Traverso in November 2002, with D. Christopher Chung, M.D. in March 2003, with Steven J. Murphy in May 2003 and with James B. Hawkins in April 2004. The terms of these agreements are substantially the same. Upon termination of employment for cause, death or disability, the executive will only be eligible for severance benefits, if any, in accordance with the Company’s established policies for all employees as then in effect, which consist primarily of short-term disability and group life insurance benefits.

Should an officer’s employment with us terminate for other than cause, death or disability, the officer shall be entitled to:

•	Receive continuing payments of severance pay, less applicable withholding taxes, at a rate equal to the officer’s then current base salary rate for a period of twelve months;

•

The immediate vesting of any unvested stock options, restricted stock, or other equity awards, which in the case of stock options would be exercisable for a period of 30 days after such termination; and

•

Continued payment by the Company of COBRA benefits through the lesser of (i) eighteen months from the effective date of such termination, (ii) the date upon which the officer and the officer’s eligible dependents become covered under similar plans, or (iii) the date the officer no longer constitutes a “Qualified Beneficiary”, as such term is defined in Section 4980B(g) of the Internal Revenue Code of 1986, as amended.

These agreements also provide for the same severance benefits as above if the officer terminates his employment for “good reason” within 12 months following a change-in-control transaction. Employment termination is for “good reason” if it follows a significant reduction in the officer’s duties or responsibilities, a reduction in base salary, a material reduction in employee benefits, the relocation of more than 35 miles of the officer’s present location, or the failure of a successor entity to assume the employment agreement. A change in control for such employment agreements other than that of Mr. Hawkins is a transaction by which someone acquires more than 50% of the Company’s outstanding voting power, a change in the Board of Directors within a two year period such that fewer than a majority are incumbent directors, a merger or consolidation following which the stockholders of the Company own 40% or less of the combined voting power of the Company or the surviving entity, or the sale of all or substantially all of the assets of the Company. Mr. Hawkins’ agreement contains a similar definition of this term, but does not include the change in Board composition as a defined change in control.

To be eligible for termination benefits, the executive must comply with certain non-complete and non-solicitation provisions.

The base salaries for our executive officers for 2007 are as follows: James B. Hawkins, $375,000; Steven J. Murphy, $225,000; D. Christopher Chung, $230,000; William M. Mince, $225,000; and Kenneth M. Traverso, $210,000.

Our 1991 Stock Option Plan and our Amended and Restated 2000 Stock Awards Plan provide for the grant of options to purchase our common stock to employees and consultants. Prior to June 14, 2006, options granted to employees had a contractual term of ten years; options granted since June 14, 2006 have a contractual term of 6 years. The plans provide that after certain “change in control” events (as defined in the plan), including, for example, our merger with or into another corporation or the sale of all or substantially all of our assets, outstanding options may be assumed or equivalent options may be substituted, by the successor corporation. Thereafter, if the optionee’s status as our employee or employee of the successor corporation is terminated within 12 months other than by a voluntary resignation or termination for cause, the option may become fully exercisable. Further, if the successor corporation does not assume an outstanding option or substitute for it an equivalent option, the option becomes fully vested and exercisable.

For further detailed financial information concerning the severance and change in control arrangements with our executive officers, please see the tabular information contained in the section entitled “Potential Payments Upon Termination or Change in Control.”

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, and our 401(k) plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which we intend to be comparable to those provided at peer companies.

Accounting Treatment

We account for equity compensation paid to our employees under SFAS 123R, which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure the cash compensation element of our incentive compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting, they may not be fully deductible by us at the time the award is otherwise taxable to employees.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, provides that compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated executive officers of a company will not be deductible for federal income tax purposes unless such compensation is paid pursuant to one of the enumerated exceptions set forth in Section 162(m). Our primary objective in designing and administering compensation policies is to support and encourage the achievement of our long-term strategic goals and to enhance stockholder value. When consistent with this compensation philosophy, we also intend to attempt to structure compensation programs such that compensation paid thereunder will be tax deductible by Natus. In general, stock options granted under our stock option plans are intended to quality under and comply with the “performance based compensation” exemption provided under Section 162(m), thus excluding from the Section 162(m) compensation limitation any income recognized by executives pursuant to such stock options. The Compensation Committee intends to review periodically the potential impacts of Section 162(m) in structuring and administering our compensation programs.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation of our Chief Executive Officer, Chief Financial Officer, and the other three most highly compensated executive officers (the “named executive officers”), all of whom were serving as executive officers of the Company as of December 31, 2006 (1).

Name and Principal Position	Year	Salary (2)	Stock Awards (3)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation (5)	Total
James B. Hawkins President and Chief Executive Officer	2006	$340,000	$18,159	$299,492	$230,500	$2,720	$890,871

Steven J. Murphy Vice President Finance and Chief Financial Officer	2006	200,000	6,485	81,451	81,400	2,576	371,912

D. Christopher Chung, M.D. Vice President Medical Affairs, R&D and Engineering	2006	210,000	6,485	82,652	85,500	2,605	387,242

William M. Mince Vice President Operations	2006	201,000	6,485	79,837	81,800	2,578	371,700

Kenneth M. Traverso Vice President, Marketing and Sales	2006	297,000	6,485	85,380	40,000	2,720	431,585

(1)	Each of the named executive officers has an Employment Agreement with us that provided for an initial base salary that is subject to subsequent review and to adjustments. These agreements provide that the executive’s employment with is on an “at will” basis. These agreements also provide for certain payments and other benefits upon termination of employment in certain circumstances, as further described under “Employment Agreements and Change in Control Arrangements” in the “Compensation Discussion and Analysis” above, and in the “Potential Payments Upon Termination or Change in Control” section below.
(2)	For Mr. Traverso, the amount included in the “Salary” column consists of a base salary plus a commission that is based on sales of the Company that is paid quarterly during the year.
(3)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the compensation cost recognized by the Company in 2006 related to restricted stock awards and option awards, respectively, pursuant to Statement of Financial Accounting Standards No. 123R, except that in the case of option awards, a forfeiture rate of zero percent has been used. For a discussion of other valuation assumptions, see Notes 1 and 11 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. See the “Grants of Plan Based Awards Table” for more information regarding the equity awards granted by the Company in 2006. Refer to the “Compensation Discussion and Analysis” above for a full description of these awards.
(4)	Represents amounts paid in March 2007 for 2006 performance. See the “Grants of Plan Based Awards Table” for more information regarding non-equity incentive plan compensation in 2006. Refer to the “Compensation Discussion and Analysis” above for a full description of non-equity incentive plan compensation.
(5)	The amounts included in the “All Other Compensation” column consist of matching contributions paid by the Company into our 401(k) plan on behalf of the named executive officers and life insurance premiums.

GRANTS OF PLAN BASED AWARDS

This table discloses the actual numbers of stock options and restricted awards granted and the grant date fair value of these awards. It also captures potential future payouts under the Company’s non-equity incentive plan.

Name	Grant Date	Estimated Future Payouts Under Non-equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Mr. Hawkins	—	$85,000	$170,000	$255,000
	6/14/2006				14,000			$158,480
	6/14/2006					80,000	$11.32	376,288

Mr. Murphy	—	30,000	60,000	90,000
	6/14/2006				5,000			56,600
	6/14/2006					30,000	$11.32	141,108

Dr. Chung	—	31,500	63,000	94,500
	6/14/2006				5,000			56,600
	6/14/2006					30,000	$11.32	141,108

Mr. Mince	—	30,150	60,300	90,450
	6/14/2006				5,000			56,600
	6/14/2006					30,000	$11.32	141,108

Mr. Traverso	—	—	40,000	—
	6/14/2006				5,000			56,600
	6/14/2006					30,000	$11.32	141,108

(1)	Each of the named executive officers other than Mr. Traverso had a range of payouts targeted for 2006 non-equity incentive compensation, based on the Company’s performance as described in “Compensation Discussion and Analysis” above. The bonus payment for 2006 performance was made in March 2007 based on the metrics described, at approximately 135% of target, and is shown in the “Summary Compensation Table” in the column titled “Non-equity Incentive Plan Compensation”. Mr. Traverso was eligible to receive a target bonus based on the Company’s performance in 2006, and such bonus was paid in March 2007 as shown in the Summary Compensation Table.
(2)	Each of the named executive officers received a grant of restricted shares in 2006. The restricted shares vest as follows: 50% in August 2008, 25% in August 2009, and 25% in August 2010.
(3)	Each of the named executive officers received a grant of stock options in 2006. Options were issued with an exercise price equal to the fair market value on the date of grant, which was based on the most recent closing price of the Company’s stock immediately prior to the award. The shares vest ratably over a 48-month period and may be exercised for six years from the date of grant. Refer to the “Compensation Discussion and Analysis” above for a description of our equity based compensation practices.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards (1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (5)
Mr. Hawkins						14,000	$232,540
	10,000	70,000	$11.32	06/15/2012	(4)
	45,000	75,000	10.03	06/09/2015	(3)
	231,667	233,333	4.07	04/08/2014	(2)
Mr. Murphy						5,000	$83,050
	3,750	26,250	$11.32	06/15/2012	(4)
	18.750	31,250	10.03	06/09/2015	(3)
	28,333	11,667	4.51	02/25/2014	(3)
	31,354	3,646	4.11	05/30/2013	(3)
	25,000	—	3.45	11/12/2012	(2)
Dr. Chung						5,000	$83,050
	3,750	26,250	$11.32	06/15/2012	(4)
	18.750	31,250	10.03	03/09/2015	(3)
	34,417	14,583	4.51	02/25/2014	(3)
	47,917	2,083	3.50	02/27/2013	(3)
	25,000	—	3.45	11/12/2012	(3)
	10,000	—	4.70	04/12/2012	(3)
	50,000	—	6.25	12/12/2010	(2)
Mr. Mince						5,000	$83,050
	3,750	26,250	$11.32	06/15/2012	(4)
	18.750	31,250	10.03	06/09/2015	(3)
	10,417	14,583	4.51	02/25/2014	(2)
Mr. Traverso						5,000	$83,050
	3,750	26,250	$11.32	06/15/2012	(4)
	18.750	31,250	10.03	06/19/2015	(3)
	35,417	14,583	4.51	02/25/2014	(3)
	47,917	2,083	3.50	02/27/2013	(3)
	50,000	—	3.45	11/12/2012	(3)
	25,000	—	4.15	06/14/2012	(3)
	10,000	—	5.69	10/23/2011	(3)
	100,000	—	6.25	12/12/2010	(2)

(1)	Initial grants of options to the named executive officers upon employment vest 6/48ths after the completion of six months of service with the remainder vesting ratably over the next 42 months. Subsequent grants of options vest ratably over a 48-month period.
(2)	Represents an initial grant of options upon employment that expire 10 years from the date of grant.
(3)	Represents subsequent grant of options granted prior to June 14, 2006 that expire 10 years from the date of grant.
(4)	Represents subsequent grant of options granted on or after June 14, 2006 that expire 6 years from the date of grant.
(5)	The amounts in this column represent the value of these awards based on the closing price of our stock on December 29, 2006 of $16.61.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information regarding options and stock awards exercised and vested, respectively, during 2006 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
Mr. Hawkins	35,000	$593,360	—	—
Mr. Murphy	—	—	—	—
Dr. Chung	—	—	—	—
Mr. Mince	50,000	$646,225	—	—
Mr. Traverso	—	—	—	—

(1)	The named executive officers were granted restricted shares on June 14, 2006 that vest 50% in August 2008, 25% in August 2009, and 25% in August 2010.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under the employment agreements between the Company and the named executive officers, upon termination of employment for cause, death or disability, the executive will only be eligible for severance benefits, if any, in accordance with the Company’s established policies for all employees as then in effect. The table that follows reflects the amount of compensation due to our named executive officers if their employment is terminated for other than cause, death or disability, or their employment is terminated following a change in control, as more fully described under “Employment Agreements and Change in Control Arrangements” in the “Compensation Discussion and Analysis” above. The amounts shown below assume that such termination or change in control event was effective as of December 31, 2006.

Name	Cash Severance Payment	Continuation of Medical and Welfare Benefits	Acceleration of Equity Awards (1)	Total Termination Benefits
Mr. Hawkins	$375,000	$10,438	$4,022,336	$4,407,774
Mr. Murphy	225,000	15,657	614,284	854,941
Dr. Chung	230,000	23,732	631,300	885,032
Mr. Mince	225,000	15,657	603,992	844,649
Mr. Traverso	210,000	23,732	631,300	865,032

(1)	Under the employment agreements between the Company and the named executive officers, upon a covered termination, any unvested stock options, restricted stock, or other equity awards would immediately vest and options would be exercisable for up to 30 days following termination. Such unvested awards would also vest if an acquiring company does not assume them following a change in control transaction. The amounts in this column represent the intrinsic value of these awards based on the closing price of our stock on December 29, 2006 of $16.61.

DIRECTOR COMPENSATION

Directors who are employees receive no additional compensation for serving on the board or its committees. The table below discloses the annual compensation provided during the year ended December 31, 2006 to directors who are not employees:

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3, 4)	Total ($)
Ms. Engibous	$30,000	$6,485	$31,040	$67,525
Mr. Gunst	54,000	6,485	34,483	94,888
Mr. Ludlum	51,000	6,485	26,285	83,770
Mr. Michael	40,500	6,485	31,040	78,025
Mr. Moore	31,000	6,485	26,285	63,770

(1)	Fees earned and paid in cash were based on the following retainer and payment schedule:

Annual retainer	$12,000
Annual retainer for service as Chairman of the Board	12,000
Annual retainer for service as Chairman of the Audit Committee	12,000
Annual retainer for service as Committee Chairperson (excluding the Audit Committee)	3,000
Payment for each Board meeting attended in person	1,500
Payment for each Board meeting attended by telephone	500
Payment for each Audit Committee meeting attended	1,000
Payment for each Committee meeting attended (excluding the Audit Committee)	500

(2)	In June 2006, each non-employee director received a restricted stock grant of 1,250 shares that vests in June 2007. The Company had not previously awarded restricted stock grants. The amount in this column shows the expense recognized by the Company in 2006 for restricted stock awards.
(3)	The amounts in this column reflect the expenses related to options granted to the Company’s directors recognized in the Company’s 2006 financial statements pursuant to Statement of Financial Accounting Standards No. 123R, except that a forfeiture rate of zero percent has been used. For a discussion of other valuation assumptions, see Notes 1 and 11 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. All of our Directors received an initial grant of 30,000 options upon their appointment to the board that vest ratably over a 36-month period. Prior to December 31, 2006, each director received an additional grant of 10,000 options annually. For 2006, each director received a grant of 7,500 options and restricted stock as discussed above. All options granted to directors other than their initial grant vest ratably over a 12-month period. Stock option grants were established using the same procedure for timing and price as is used for employees. Refer to the “Compensation Discussion and Analysis” above for a description of our equity based compensation practices.
(4)	At December 31, 2006, Ms. Engibous had 47,500 options and 1,250 unvested restricted shares outstanding, Mr. Gunst had 47,500 options and 1,250 unvested restricted shares outstanding, Mr. Ludlum had 7,500 options and 1,250 unvested restricted shares outstanding, Mr. Michael had 47,500 options and 1,250 unvested restricted shares outstanding, and Mr. Moore had 67,500 options and 1,250 unvested restricted shares outstanding.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Compensation Committee Report

The Compensation Committee of the Board of Directors of Natus has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by:
THE COMPENSATION COMMITTEE

WILLIAM M. MOORE, Chairman
DORIS E. ENGIBOUS
ROBERT A. GUNST

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Our Audit Committee is comprised of three directors who are independent under the applicable rules of the Nasdaq Stock Market and the Securities and Exchange Commission. The Audit Committee assists the Board of Directors in its oversight of our financial reporting process and administration of corporate policy in matters of accounting and control.

The Board of Directors has adopted a written Audit Committee Charter. As stated in the charter, our management is responsible for the preparation, presentation and integrity of our financial statements. The Audit Committee has relied on (i) management’s representation that such financial statements have been prepared with integrity and objectivity and (ii) the report of our independent auditors with respect to such financial statements. Our accounting and financial reporting principles and internal controls and procedures are designed to assure compliance with accounting standards and applicable laws and regulations.

The Audit Committee appoints the independent auditors and periodically reviews their performance and independence from management, and pre-approves all audit and non-audit services provided by the independent auditors. The Audit Committee functions as the liaison with our independent auditors, who are responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee meets with our independent auditors, with and without management present, to discuss the results of their examination, evaluations of our internal controls and the overall quality of our financial reporting.

In the performance of its oversight function, the Audit Committee has done the following:

•	Reviewed and discussed the audited financial statements with management and our independent auditors;

•	Discussed the Company’s internal controls over financial reporting with management and our independent auditors;

•	Discussed with our independent auditors any matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees;

•	Received the written disclosures and the letter from our independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees; and

•	Discussed with our independent auditors the firm’s independence.

Based upon the review and discussions described above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

Respectfully submitted by:
THE AUDIT COMMITTEE

KENNETH E. LUDLUM, Chairman
ROBERT A. GUNST
MARK D. MICHAEL

OTHER MATTERS

We know of no other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board may recommend.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold. You are therefore urged to mark, sign, date, and return the accompanying proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose.

THE BOARD OF DIRECTORS OF

NATUS MEDICAL INCORPORATED

NATUS MEDICAL INCORPORATED

ANNUAL MEETING OF STOCKHOLDERS

Thursday, June 14, 2007

9:30 a.m. local time

Natus Medical Incorporated

1501 Industrial Road

San Carlos, California 94070

Natus Medical Incorporated

1501 Industrial Road

San Carlos, California 94070                                                                                                  proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Natus Medical Incorporated, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 8, 2007, and hereby appoints James B. Hawkins and Steven J. Murphy, and each of them individually, as proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of Natus Medical Incorporated to be held on Thursday, June 14, 2007, at 9:30 a.m. local time at the Company’s headquarters located at 1501 Industrial Road, San Carlos, California 94070 and any adjournment(s) or postponement(s) thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

Each of such attorneys or substitutes (if both are present and acting at said meeting or any adjournment(s) or postponement(s) thereof, or, if only one shall be present and acting, then that one) shall have and may exercise all of the powers of said attorneys-in-fact hereunder.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED FOR: (1) THE LISTED NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND (2) FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007.

See reverse for voting instructions

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 13, 2007.

•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET – http://www.eproxy.com/baby/ – QUICK *** EASY *** IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on June 13, 2007

•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to Natus Medical Incorporated, c/o Shareowner ServicesSM, P.O. Box 64873, St. Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here

The Board of Directors Recommends a Vote FOR Items 1 and 2

1. ELECTION OF DIRECTORS:	01 Robert A. Gunst	☐ Vote FOR	☐ Vote WITHHELD
	02 James B. Hawkins	all nominees	from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS NATUS MEDICAL INCORPORATED’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007:	☐ FOR	☐ AGAINST	☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other matter(s) that may properly come before the meeting and at any adjournment(s) or postponement(s) thereof.

Address change? Mark Box ☐ Indicate changes below:	Date:

Signature(s) in Box

This Proxy should be marked, dated, signed by the

stockholder(s) exactly as his, her or its name appears herein, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate and include title and authority. If shares are held by joint tenants or as community property, both should sign. Corporations and other entities should provide the title of the authorized officer signing the proxy.